CERTIFICATE OF DESIGNATIONS
OF
6.204% NON-CUMULATIVE PREFERRED STOCK, SERIES D
OF
BANK OF AMERICA CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1.         At a meeting duly convened and held on July 26, 2006, the Board of Directors of the Corporation (the "Board") duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation's preferred stock, and (b) appointing a Committee (the "Committee") of the Board to act on behalf of the Board in establishing the number of authorized shares, the dividend rate and other powers, designations, preferences and rights of the preferred stock.

2.         Thereafter, on September 6, 2006, the Committee duly adopted the following resolution by written consent:

"RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's 6.204% Non-Cumulative Preferred Stock, Series D, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in Exhibit A hereto, which is incorporated herein by reference."

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 13th day of September, 2006.

BANK OF AMERICA CORPORATION

/s/ TERESA M. BRENNER
Name:  Teresa M. Brenner
Title:     Associate General Counsel

EXHIBIT A

TO

CERTIFICATE OF DESIGNATIONS

OF

6.204% NON-CUMULATIVE PREFERRED STOCK, SERIES D

OF

BANK OF AMERICA CORPORATION

                Section 1.                Designation.  The designation of the series of preferred stock shall be "6.204% Non-Cumulative Preferred Stock, Series D" (the "Series D Preferred Stock").  Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.  Series D Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

                Section 2.                Number of Shares.  The number of authorized shares of Series D Preferred Stock shall be 34,500.  That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any other duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized.  The Corporation shall have the authority to issue fractional shares of Series D Preferred Stock.

                Section 3.                Definitions.  As used herein with respect to Series D Preferred Stock:

                "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or in Charlotte, North Carolina.

                "Depositary Company" shall have the meaning set forth in Section 6(d) hereof.

                "Dividend Payment Date" shall have the meaning set forth in Section 4(a) hereof.

               "Dividend Period" shall have the meaning set forth in Section 4(a) hereof.

               "DTC" means The Depositary Trust Company, together with its successors and assigns.

               "Junior Stock" means the Corporation's common stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series D Preferred

 Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

            "Parity Stock" means (a) the Corporation's 7% Cumulative Redeemable Preferred Stock, Series B and (b) any other class or series of stock of the Corporation hereafter authorized that ranks on a par with the Series D Preferred Stock in the payment of dividends and in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

           "Senior Stock" means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series D Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

           "Series D Preferred Stock" shall have the meaning set forth in Section 1 hereof.

           Section 4.                Dividends.

          (a)                Rate.  Holders of Series D Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series D Preferred Stock, and no more, payable quarterly in arrears on each March 14, June 14, September 14 and December 14; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a "Dividend Payment Date").  The period from and including the date of issuance of the Series D Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a "Dividend Period." Dividends on each share of Series D Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 6.204%.  The record date for payment of dividends on the Series D Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls.  The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months.

         (b)               Non-Cumulative Dividends.  Dividends on shares of Series D Preferred Stock shall be non-cumulative.  To the extent that any dividends payable on the shares of Series D Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series D Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series D Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

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           (c)                Priority of Dividends.  So long as any share of Series D Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in shares of Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series D Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside.  The foregoing limitations do not apply to purchases or acquisitions of the Corporation's Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted.

           Subject to the succeeding sentence, for so long as any shares of Series D Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series D Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside.  To the extent the Corporation declares dividends on the Series D Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rate basis among the holders of the shares of Series D Preferred Stock and the holders of any Parity Stock.  For purposes of calculating the pro rate allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series D Preferred Stock and the aggregate of the current and accrued dividends due on the Parity Stock.  No interest will be payable in respect of any dividend payment on shares of Series D Preferred Stock that may be in arrears.  Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series D Preferred Stock shall not be entitled to participate in any such dividend.

            Section 5.                Liquidation Rights.

            (a)                Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series D Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series D Preferred Stock upon liquidation and the rights of the Corporation's

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 depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation.  The holders of Series D Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

           (b)               Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Series D Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any dividends which have been declared but not yet paid of Series D Preferred Stock and all such Parity Stock.

           (c)                Residual Distributions.  If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

          (d)               Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

          Section 6.                Redemption.

          (a)                Optional Redemption.  The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem out of funds legally available therefor, in whole or in part, the shares of Series D Preferred Stock at the time outstanding, at any time on any Dividend Payment Date on or after the Dividend Payment Date on September 14, 2011, upon notice given as provided in Section 6(b) below.  The redemption price for shares of Series D Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid.

          (b)               Notice of Redemption.  Notice of every redemption of shares of Series D Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the

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 validity of the proceedings for the redemption of any other shares of Series D Preferred Stock.  Each notice shall state (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.  Notwithstanding the foregoing, if the Series D Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.

          (c)                Partial Redemption.  In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series D Preferred Stock in proportion to the number of Series D Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable.  Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.

         (d)               Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the "Depositary Company") in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders  thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest.  The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest.  Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

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            Section 7.                Voting Rights.

            (a)                General.  The holders of Series D Preferred Stock shall not be entitled to vote on any matter except as set forth in paragraph 7(b) below or as required by Delaware law.

            (b)       Special Voting Right.

                        (i)         Voting Right.  If and whenever dividends on the Series D Preferred Stock or any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series D Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of the such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors.  Each such director elected by the holders of shares of Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends is a "Preferred Director".

                        (ii)        Election.  The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series D Preferred Stock and any other class or series of our stock that ranks on parity with Series D Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein.  At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series D Preferred Stock (addressed to the secretary at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below.  The Preferred Directors shall each be entitled to one vote per director on any matter.

                        (iii)       Notice of Special Meeting.  Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders.  If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series D Preferred Stock may (at our

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 expense) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Corporation.  The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated or removed pursuant to Section 7(b)(iv).  In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series D Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

                      (iv)       Termination; Removal.  Whenever full dividends have been paid regularly on the Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends, if any, for at least four quarterly Dividend Periods, then the right of the holders of Series D Preferred Stock to elect the Preferred Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods).  The terms of office of the Preferred Directors will immediately terminate, and the number of directors constituting the board of directors will be reduced accordingly.  Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series D Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

                Section 8.                Preemption and Conversion.  The holders of Series D Preferred Stock shall not have any rights of preemption or rights to convert such Series D Preferred Stock into shares of any other class of capital stock of the Corporation.

                 Section 9.                Rank.  Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series D Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series D Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

                Section 10.            Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell Series D Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

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               Section 11.            Unissued or Reacquired Shares.  Shares of Series D Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

                Section 12.            No Sinking Fund.  Shares of Series D Preferred Stock are not subject to the operation of a sinking fund.

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